Exhibit 10.23

OFFICE AND WAREHOUSE LEASE

BETWEEN

AMNET HOLDINGS, LLC,

AS LANDLORD

AND

WORLD OF JEANS and TOPS,

A CALIFORNIA CORPORATION,

AS TENANT

17 Pasteur

IRVINE, CA 92618

OFFICE AND WAREHOUSE LEASE AGREEMENT

This OFFICE AND WAREHOUSE LEASE (the “Agreement”) dated as of November 1, 2011, is between AMNET HOLDINGS, LLC, a California limited liability company (hereinafter referred to as “Landlord”), and WORLD OF JEANS & TOPS, a California corporation (hereinafter referred to as “Tenant”). For good and valuable consideration, the parties hereby enter into this Agreement based upon the terms below.

ARTICLE 1

BASIC AGREEMENT PROVISIONS

1.1 Date of Agreement Preparation:	November 1, 2011

1.2 Landlord:	Amnet Holdings, LLC (“Landlord”)

1.3 Tenant:	World of Jeans & Tops, a California corporation (“Tenant”)

1.4 Tenant’s Trade Name:	Tilly’s

1.5 Tenant’s Address :	10 Whatney, Irvine, CA 92618

1.6 Premises Address:	17 Pasteur, Irvine, CA 92618 (approximately 81,159 square foot industrial building, consisting of approximately 54,631 of warehouse and 26,528 of office) (“Building”).	(Article 2)

1.7 Term:	120 months commencing the first full calendar month following the Rental Commencement Date.	(Article 3)

1.8 Rent Commencement Date:	November 1, 2011. If the Landlord modifies the Building to provide internal roof clearance of at least 40’, then Tenant will pay the increased Minimum Monthly Rent set forth in Section 1.9 upon the earlier of (i) the date Landlord substantially completes the Building modification, or (ii) Tenant has access to the Building.

1.9 Minimum Monthly Rent and Minimum Annual Rent:	Fifty One Thousand Nine Hundred Forty One and 76/100 Dollars ($51,941.76), subject to the additional increases in accordance with Section 4.2 below. If Landlord modifies the Building pursuant to Section 1.8, then the Minimum Monthly Rent base will be increased to Sixty Eight Thousand One Hundred Seventy Three and 56/100 ($68,173.56), and subject to additional increases in accordance with Section 4.2 below if the conditions in (i) or (ii) of Section 1.8 do not occur until after November 1, 2012.The Minimum Annual Rent is 12 times the Minimum Monthly Rent. Annual Increases per Article 4.2	(Article 4)

1.10 Use of Premises:	General office, light manufacturing, and distribution, all in accordance with the requirements of Articles 8 and 26 below, and any necessary permits and licenses to be obtained and maintained by Tenant at Tenant’s expense.	(Article 8)

1.11 Security Deposit:	One Hundred Eighty Three Thousand Five Hundred Thirty Eight and 30/100 Dollars ($183,538.30).	(Article 5)

1.12 Guarantor:	None

1.13 Addresses for Notices:		(Article 25.3)

LANDLORD: Notices to: Amnet Holdings, LLC	TENANT: Notices to: Tilly’s 10 Whatney Irvine, CA 92618 Attention: Lease Administration

with a copy to: N/A	with a copy to: Tilly’s 10 Whatney Irvine, CA 92618 Attention: Legal Department

Landlord’s Address for Payments and Reports: Amnet Holdings, LLC	Tenant’s Address for Payments and Reports: Tilly’s 10 Whatney Irvine, CA 92618 Attention: Lease Administration

This Agreement is subject to the terms, covenants, conditions, Rules and Regulations herein set forth and Tenant covenants as a material part of the consideration for this Agreement to keep and perform each and all of said terms, covenants, and conditions by it to be kept and performed and that this Agreement is made upon the condition of said performance.

This Article is intended to supplement and/or summarize the provisions set forth in the balance of this Agreement. If there is any conflict between any provisions contained in this Article and the balance of the Agreement, the balance of the Agreement shall control.

ARTICLE 2

PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, which are stated in Section 1.6 of this Agreement. Notwithstanding the foregoing, the rentable square footage of the Premises as set forth in this Agreement are final and shall not be subject to revision, even if incorrect. The rentable square footage of the Premises shall not include any part of the roof located at the Premises.

This Agreement is subject to the terms, covenants, conditions, Rules and Regulations herein set forth and Tenant covenants as a material part of the consideration for this Agreement to keep and perform each and all of said terms, covenants, conditions, rules and regulations by it to be kept and performed and that this Agreement is made upon the condition of said performance.

ARTICLE 3

TERM AND POSSESSION

3.1 Term. The Commencement Date, Expiration Date and Term are stated in Section 1.7 and 1.8. of this Agreement.

3.2 “As Is”. Tenant is hereby agrees that Tenant is leasing the Premises “as is”, and Tenant agrees to accept the Premises in “as is” condition as of the date of delivery from Landlord, and without any warranties or representations made by Landlord as to the condition thereof. Tenant’s execution of this Agreement shall constitute Tenant’s acknowledgement that the Premises are delivered in good condition. Landlord undertakes no obligation to make any improvements to the Premises, including, without limitation, no obligation to increase the roof clearance within the Building.

ARTICLE 4

RENTAL

4.1 Minimum Monthly Rental. Tenant agrees to pay to Landlord as Minimum Monthly Rent for the Premises (“MMR”), without prior notice or demand and without set off or deduction the sum of Fifty One Thousand Nine Hundred Forty One and 76/100 Dollars ($51,941.76) commencing on the Rent Commencement Date in Section 1.8, and a like sum on or before the first day of each and every successive calendar month thereafter during the period of the tenancy except that the first month’s MMR shall be paid upon the execution hereof. If Landlord modifies the Building as set forth in Section 1.8, then the base MMR will be increased to Sixty Eight Thousand One Hundred Seventy Three and 56/100 ($68,173.56) upon the earlier of (i) the date Landlord substantially completes the Building modification, or (ii) Tenant has access to the Building. If Tenant is granted occupancy prior to the Rent Commencement Date then, (a) Tenant shall pay in advance an occupancy fee equal to one-thirtieth of the MMR amount for each day of such early occupancy, and (b) such early occupancy shall not affect the termination date of this Agreement. If Landlord modifies the Building pursuant to Section 1.8 and Tenant cannot enter the Building and occupy the whole or any part on account of Landlord’s modification, Tenant’s obligation to pay Rent shall be abated. Once Tenant can re-enter and re-occupy the Building, Tenant’s obligation to pay Rent will resume. The amount of Rent not paid by Tenant during the abatement period will be paid by Tenant in equal monthly installments, together with MMR, over the remaining Lease Term. Any Rent abatement resulting from Section 1.8 will not impact the Rent Adjustment Date.

4.2 Rent Increases. Commencing on the first day of the first full calendar month following 12 months after the Rent Commencement Date and on each first day of that calendar month thereafter (each date referred to as the

“Rent Adjustment Date”) the MMR shall be increased a percentage equal to the actual increase in the Index based on the Los Angeles, Anaheim, Riverside all Urban Consumers Price Index (Base 1982-1984=100) as published by the US Department of Labor, Bureau of Labor Statistics ( “CPI”) for the month which is four (4) months prior to the Rent Adjustment Date compared to the Index published for the month which is sixteen (16) months prior to such Rent Adjustment Date; however, in no event shall the MMR be increased on any adjustment date by more than seven percent (7%) calculated on a cumulative basis and no less than three percent (3%) calculated on a cumulative basis. At no time will the MMR ever decrease, even if the square footage of the Premises decreases. The formula to be used is as follows:

Ending CPI         times         Previous MMR = Adjusted MMR

Beginning CPI

If this CPI is discontinued or revised during the term, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same results as would be obtained if the CPI had not been discontinued or revised. No reduction in the MMR is allowed for reduced CPI

4.3 Payment Policies. Tenant acknowledges that it is Landlord’s policy to require payment by cashier’s check, money order, or immediate funds subsequent to the receipt by Landlord of two or more checks returned on Tenant’s account due to non-sufficient funds in the account upon which the check is drawn. Additionally, in the event that Tenant is served with a default notice requiring the payment of Rent, Additional Rent or other amounts due under the terms of the Agreement, then Landlord shall have the right to require Tenant’s tender of monies pursuant to such default notice to be in immediate funds.

4.4 Returned Check Charge. Tenant acknowledges that in the event a check is returned or dishonored on Tenant’s account due to non-sufficient funds, Tenant shall pay to Landlord Fifty and 00/100 Dollars ($50.00) as a Returned Check Charge. Tenant further acknowledges that said Returned Check Charge is included as “Additional Rent” (as defined in Section 4.5 herein).

4.5 Additional Rent. All amounts that Tenant is required to pay to Landlord under this Agreement, other than Minimum Annual Rent, shall be deemed additional rent and referred to as “Additional Rent.” All Additional Rent due under this Agreement shall be payable concurrently with the monthly installments of Minimum Annual Rent, unless Landlord expressly in writing sets forth another time period for the payment of such Additional Rent.

4.6 Prorated Rent. Rent for any period during the term hereof which is for less than one (1) month shall be a prorated portion of the MMR herein, based upon a thirty (30) day month.

4.7 Place of Payment. Any Rent (as defined in Section 20.4 herein) payable according to the provisions of this Agreement shall be paid to Landlord, at the address herein stated, without deduction or offset, in lawful money of the United States of America, which shall be legal tender at the time of payment, or to such other person or at such other place as Landlord may from time to time designate in writing.

4.8 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent due hereunder will cause Landlord to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include but are not limited to processing and accounting charges and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or of a sum due from Tenant shall not be received by Landlord or Landlord’s designee by the fifth (5th) day of the month after the date such installment is due, then Tenant shall pay to Landlord a late charge, of five percent (5%) of the MMR per occurrence, after the first late payment in any consecutive twelve (12) month period. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

4.9 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount of MMR, or Additional Rent shall be deemed to be other than a payment of the earliest due MMR or Additional Rent, nor shall any endorsement or statement on a check or any letter accompanying any such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such MMR or Additional Rent or payment or pursue any other remedy available in this Agreement, at law or in equity. Landlord may accept any partial payment from Tenant without invalidation of any contractual notice required to be given herein (to the extent such contractual notice is required) and without invalidation of any notice given or required to be given pursuant to applicable law. Landlord shall have the right to apply any payments first to Late Charges and interest payable by Tenant, then to Additional Rent, then to MMR.

ARTICLE 5

SECURITY DEPOSIT

Tenant has deposited with Landlord the sum of One Hundred Eighty Three Thousand Five Hundred Thirty Eight and 30/100 Dollars ($183,538.30), which represents the security deposit (“Security Deposit”). Said sum shall be held by

Landlord as security for Tenant’s faithful performance of the terms, covenants, and conditions of this Agreement. If Tenant defaults with respect to any provision of this Agreement, including but not limited to the payment of Rent, Landlord may (but shall not be required to) use, apply, and retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default (including without limitation damages for rent lost after the termination of this Agreement and all other amounts recoverable under California Civil Code section 1951.2), or repair damage to the Premises caused by Tenant or for which Tenant is liable under this Agreement, or to clean the Premises upon the termination of this Agreement. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit with Landlord, in Immediate Funds, an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Agreement. Tenant shall not be entitled to receive interest on the Security Deposit and Landlord shall not be required to segregate the Security Deposit from its general funds. Landlord shall refund the unused balance of the Security Deposit within thirty (30) days after the later of (i) Landlord’s recovery of possession of the Premises, or (ii) the termination or expiration of this Agreement. Upon the termination of Landlord’s interest in this Agreement, Landlord shall transfer the Security Deposit to Landlord’s successor in interest. Tenant waives all rights under California Civil Code section 1950.7 to the extent inconsistent with this Agreement. At Landlord’s option, Tenant shall increase the amount of the Security Deposit to be equal to the then existing MMR.

ARTICLE 6

POSSESSION AND QUIET ENJOYMENT

6.1 Possession. If Landlord, for any reason whatsoever, including a failure to obtain possession, cannot deliver possession of the Premises to Tenant at the commencement of the term hereof, this Agreement shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the Expiration Date of the above term be in any way extended; but in that event, all Rent shall be abated during the period between the Commencement Date and the time when Landlord delivers possession.

6.2 Quiet Enjoyment. Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet enjoyment of the Premises for the entire term hereof, subject to all the provisions of this Agreement.

6.3 Non-Smoking. Tenant acknowledges that the Premises a non-smoking building, per local code or ordinance. Tenant covenants and warrants that it shall not, in accordance with Article 8 below and Rule 19 in Article 26 below, allow or permit any smoking within the Premises or any portions of the Building.

ARTICLE 7

SERVICES, ASSESSMENTS, RESERVES AND UTILITIES

7.1 Services Provided. Tenant agrees to pay directly to the appropriate utility company all charges for utility services supplied to the Premises.

7.2 Assessments. Tenant agrees to pay to Landlord, as Additional Rent, (i) the regular assessments under any covenants, conditions and restrictions or imposed by any association thereunder encumbering the Premises, which regular assessments shall be paid together with Minimum Monthly Rent or on such less frequent schedule as Landlord may require, and (ii) any special assessments imposed under any covenants, conditions and restrictions or imposed by any association thereunder encumbering the Premises, within fifteen (15) days after written demand therefore from Landlord.

7.3 Increased Costs. Tenant shall pay any increases in service, insurance premiums, and utility costs incurred as a result of Tenant’s occupation of the Premises.

7.4 Excess Costs. If Tenant requires utility service in excess of that furnished or supplied for the use of the Premises, Tenant shall first procure the written consent of Landlord before making any changes to the Premises. If Landlord agrees to the changes, Tenant shall be responsible for any and all costs associated with increasing utility service to the Premises.

7.5 Access. Tenant shall permit access to the Premises during normal business hours to installers or repairmen of utility services.

7.6 Waiver of Liability. Landlord shall not be liable for, and Tenant shall not be entitled to, any Rent reductions by reason the failure to furnish any utility services to the Premises whether such failure is caused by accident, breakage, repairs, strikes, lockouts, or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall not be liable under any circumstances for a loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing. Without limiting the foregoing, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, or by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of the foregoing utilities and services, (ii) failure of any such utilities or services, or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises. Furthermore, Landlord and Tenant shall be entitled to (and, if Landlord so elects, Tenant shall be obligated to) cooperate in a reasonable manner with the requirements of national, state or local governmental agencies or utilities suppliers in reducing energy or other resource consumption.

7.7 HVAC Disclaimer. Tenant acknowledges that the functioning of heating, ventilating and air conditioning systems is subject to variation from time to time, that such functioning can be effected by, among other things, outside temperature conditions, sunlight through windows at various times during the day, and heat-generating machines, lighting and equipment, and that Landlord cannot be responsible for room temperatures and is not responsible for maintaining any particular temperature in all or any portion of the Premises.

7.8 Utility Facilities Overload. Tenant may not install upon the Premises any electrical equipment which overloads the utility facilities servicing the Premises; if Tenant does so, Tenant, at its own expense, shall make whatever changes are necessary to comply with the requirements of Landlord, the insurance underwriters, and any appropriate utility or governmental authority.

7.9 Utility Disruption. Landlord shall not be liable in damages or otherwise for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interference, interruption or defect in the electric and/or other utility services provided to the Premises and/or the Building. No such change, failure, interference, interruption or defect shall entitle Tenant to terminate this Agreement or to abate the payments Tenant is required to make under this Agreement.

7.10 Reserves. Landlord shall have the right to impose, and if imposed Tenant shall pay as Additional Rent at the same time as payment of Minimum Monthly Rent, monthly impound funds towards the cost of replacement of HVAC units at the Building, reroofing of the Building, repainting of the exterior of the Building, and slurry and stripe of the parking lot area of the Premises, all based on Landlord’s determination of the anticipated costs thereof and the reasonable useful life of each such component.

ARTICLE 8

USE AND COMPLIANCE WITH THE LAW

8.1 Use. Tenant shall use the Premises for the purpose stated in Section 1.10 of the Agreement and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be withheld in the sole discretion of Landlord. Tenant shall not do or permit anything to be done in or about the Premises, nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Building, or any of its contents, or cause cancellation of any insurance policy covering the Building or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises, including the parking and loading areas of the Building and the property, which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on, or about the Premises. Tenant shall not permit the Premises to be used for any activity that causes extraordinary wear and tear within the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall honor the terms of all recorded covenants, conditions, and restrictions relating to the property on which the Premises are located.

8.2 Compliance with Law. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter be in force and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use, or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 9

HOLD HARMLESS

9.1 Assumption of Risk. Tenant as a material part of the consideration of this Agreement hereby assumes all risk of damage to property or injury to persons in, upon, or about the Premises from any cause other than Landlord’s sole active negligence or willful misconduct, and Tenant hereby waives all claims in respect thereof against Landlord.

9.2 Indemnity. Tenant shall indemnify and hold Landlord harmless against and from any and all liability, claims, judgments, or demands arising from Tenant’s use of the Premises for the conduct of its business or from any activity, work, or other thing done, permitted, or suffered by Tenant in, on, or about the Building, or arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Agreement, or arising from any act or negligence of Tenant or any officer, agent, employee, guest, or invitee of Tenant, save and except claims or litigation arising through the sole active negligence or sole willful misconduct of Landlord, and from all and against all costs, attorneys’ fees, expenses and liabilities incurred by reason of any such claim or any action or proceeding brought thereon, and in any case, action, or proceeding brought against Landlord by reason of any such claim. Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord.

9.3 Waiver of Liability. Landlord and its agents shall not be liable for any damage to property entrusted to employees of the Building, nor for loss or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain which may leak from any part of the Building or from the pipes, appliances, or plumbing works therein or from the roof, street, or subsurface, or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to the active negligence or willful misconduct of Landlord. Landlord or its agents shall not be liable for interference with the light or other incorporeal hereditaments, loss of business or loss or any income therefrom by Tenant, loss from damages to goods, wares, merchandise or other property of Tenant, nor shall Landlord be liable for any latent defect in the Premises or in the Building. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building, or of defects therein, or in the fixtures or equipment.

ARTICLE 10

TENANT’S INSURANCE

10.1 Tenant’s Insurance. Tenant shall, at its sole cost and expense, commencing on the Rent Commencement Date and continuing thereafter during the term, procure, pay for, and keep in full force and effect the following types of insurance, in at least the amounts specified below subject to increase as Landlord may reasonably require from time to time, and in the form specified below.

(a)	Commercial liability insurance with a combined single limit coverage limit of not less than One Million Dollars ($1,000,000) covering bodily injury, personal injury, death and property damage liability per occurrence and in the aggregate of not less than Two Million Dollars ($2,000,000), or the current limit carried by Tenant, whichever is greater, insuring Landlord and Tenant against any and all liability with respect to the Premises or arising out of the maintenance, use, or occupancy of the Premises, or related to the exercise of any rights of Tenant pursuant to this Agreement. All such insurance shall specifically insure the performance by Tenant of the indemnity agreement set forth in Section 9.2 above. Further, all such insurance shall include, but not be limited to, blanket contractual, cross-liability, and severability of interest clauses, products/completed operations, broad form property damage and independent contractors. In addition, at Landlord’s option, Tenant shall increase such coverage limits to comply with industry standards in effect from time to time.

(b)	Workers’ compensation coverage, as required by law, together with employer’s liability coverage in an aggregate amount of not less than One Million Dollars ($1,000,000) or any greater amount required under California laws from time to time in effect, and a waiver by Tenant’s insurer of any right of subrogation against Landlord by reason of any payment pursuant to such coverage.

(c)	Business interruption or loss of income insurance in an amount not less than Five Million Dollars ($5,000,000).

(d)	Rental value insurance, payable to Landlord, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days.

(e)	Plate glass insurance covering all plate glass on the Premises, if any, at full replacement value. So long as Tenant maintains a minimum net worth of Five Million Dollars ($5,000,000) Tenant shall have the option either to insure the risk or to self-insure.

(f)	Insurance covering Tenant’s leasehold improvements, alterations permitted under Article 12, trade fixtures, merchandise and personal property (“covered items”) from time to time in, on, or about the Premises, in an amount not less than full replacement value, providing protection against earthquakes (if deemed necessary by Landlord in Landlord’s sole judgment) and any peril included within the classification “fire and extended coverage,” sprinkler damage, vandalism, malicious mischief, and such other additional perils as covered in a standard “all risk” insurance policy. Upon the occurrence of a covered casualty, any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Agreement shall terminate under the provisions of Article 14. In addition, Tenant shall maintain comprehensive boiler and machinery coverage on all heating, air-conditioning, and ventilation equipment, electrical, mechanical, and other systems serving the Premises in an amount not less than the replacement value thereof. Replacement values shall be determined no less frequently than annually at Tenant’s expense by an engineer selected by the insurance carrier issuing the applicable policy. It is understood and acknowledged by Tenant that Landlord shall have no liability whatsoever for any damage or loss to any of Tenant’s “covered items” as specified in this Article.

(g)	Commercial automobile liability and property insurance insuring all owned, non-owned, and hired vehicles used in the conduct of Tenant’s business and operated upon or parked within the Premises with a combined single limit of not less than One Million Dollars ($1,000,000) covering bodily injury, death, and property damage per occurrence and in the aggregate.

10.2 Policy Form. All policies of insurance provided for herein shall comply with the following:

(a)	policies must be issued by insurance companies with general policy holder’s ratings of not less than A-, and financial ratings of not less than Class VII, as rated in the most current available “Best’s Key Rating Guide,” and which are qualified to do business in the state where the Premises is situated;

(b)	any policies issued on a “Claims Made” basis must be renewed for a 3-year period after the termination of this Agreement or provide for a 3-year tail reporting period if coverage is not renewed;

(c)	all such policies shall name Landlord, Landlord’s property manager, and Landlord’s mortgagee(s) or beneficiary(ies) as additional insureds (or, in the case of casualty policies, shall name Landlord, Landlord’s property manager, and Landlord’s mortgagee(s) or beneficiary(ies) as loss payees), and all such policies shall be for the mutual and joint benefit and protection of Landlord, Tenant, Landlord’s property manager, and Landlord’s mortgagee(s) or beneficiary(ies); and

(d)	All public liability, property damage, and other casualty policies shall be written as primary policies and any insurance carried by Landlord shall not be contributing with such policies.

Executed copies of the policies of insurance, with certificates indicating that such insurance is currently in force, or certificates thereof, shall be delivered to Landlord prior to Tenant, its agents, or employees entering the Premises for any purpose. Thereafter, upon Landlord’s request, executed copies of renewal policies or certificates thereof shall be delivered to Landlord within thirty (30) days prior to the expiration of the term of each policy. If Tenant delivers a certificate of insurance to Landlord pursuant to either of the foregoing two sentences, Tenant shall, upon Landlord’s request, deliver to Landlord an executed copy of the underlying policy. Whether or not Landlord requires Tenant to provide a copy of the underlying policies of insurance covered under this Article, Tenant shall provide Landlord with an endorsement to each such policy, appropriately issued by Tenant’s insurance company to the effect that (a) the insurance is primary and any insurance carried by Landlord shall not be contributing with such policies, and (b) Landlord, Landlord’s property manager, and Landlord’s mortgagee(s) or beneficiary(ies) are named as additional insureds or loss payees, as applicable, and (c) the insurer will give Landlord at least thirty (30) days’ written notice in advance of any cancellation or lapse, or of the effective date of any reduction in the amounts, of insurance.

10.3 Blanket Policies. Notwithstanding anything to the contrary contained in this Article, Tenant’s obligations to carry insurance may be satisfied by coverage under a so-called blanket policy of insurance, provided that the requirements set forth in this Agreement are otherwise satisfied and any such blanket policy contains a provision that the limit(s) of the policy shall apply independently to the Premises and the activities conducted thereon in amounts not less than those amounts required by this Article 10.

10.4 Increased Premiums Due to Use of Premises. Tenant shall not do any act in or about the Premises which will tend to increase the insurance rates upon the Building. Tenant agrees to pay to Landlord upon demand the amount of any increase in premiums for insurance resulting to Landlord or any other tenant of the Building from Tenant’s use of the Premises, whether or not Landlord shall have consented to such use on the part of Tenant.

10.5 Tenant’s Building Insurance Requirement. In the event Tenant is the sole occupant of the Building in which the Premises are a part, then Tenant, during the term shall maintain in effect a policy or policies of insurance covering the Building, in an amount not less than one hundred percent (100%) of the full replacement cost (exclusive of the cost of excavations, foundations, and footings), or the amount of insurance Landlord’s mortgagee(s) or beneficiary(ies) may require Landlord to maintain, whichever is the greater, providing protection against any peril generally included in the classification “fire and extended coverage,” and such other additional perils as covered in a standard “Special Risk” insurance policy, with earthquake coverage insurance if deemed necessary by Landlord in Landlord’s sole judgment or if required by Landlord’s mortgagee(s) or beneficiary(ies), or by any governmental agency and including a rental interruption endorsement, if available (“Landlord’s Insurance”). Tenant’s obligation to carry insurance may be brought within the coverage of any so-called blanket policy or policies of insurance carried and maintained by Landlord. However, in the event the Building in which the Premises are a part is occupied by other occupants, then Landlord shall maintain such policy(ies), and Tenant agrees to pay to Landlord, as Additional Rent, its share of the cost of Landlord’s insurance (plus any finance charges payable by Landlord to the insurance carrier with respect thereto). The cost for any partial year of the term shall be prorated. Tenant shall pay its share of such premiums (plus finance charges) in advance based on estimates made by Landlord from time to time within ten (10) days after Tenant’s receipt of Landlord’s written estimate. Landlord shall revise such estimates within a reasonable time following the end of each year on the basis of the actual premiums paid for such year. Thereafter, Tenant shall pay its proportionate share of the adjusted estimated premiums in equal monthly installments. If the premiums for the previous year were underestimated, Tenant shall pay its share of the deficiency along with the monthly installment of MMR next due. Any excess payment shall be credited against Tenant’s payment of estimated premiums next due.

10.6 INTENTIONALLY DELETED.

10.7 Waiver of Subrogation. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any direct or consequential loss or damage to any Building, structure or other tangible property, or any resulting loss of income, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage. To the extent it may be necessary, Landlord and Tenant agree to obtain from the insurer(s) issuing property policies required hereunder endorsements which shall provide that the insurer waives all right of recovery by way of subrogation against the other party. Notwithstanding the foregoing, (i) nothing contained in this Section 10.7 shall absolve Tenant of its obligations of maintenance and repair, payment of insurance deductibles, self-insured retentions and co-insurance, or indemnification obligations contained elsewhere in this Agreement, and (ii) in the event that any loss is due to the act, omission or negligence or willful misconduct of Tenant or its agents, employees, contractors, subtenants, guests or invitees, Tenant’s liability insurance shall be primary and shall cover all losses and damages prior to any other insurance.

10.8 Failure by Tenant To Maintain Insurance. If Tenant neglects to secure and maintain insurance policies complying with the provisions of this Article, Landlord may secure the appropriate insurance policies and Tenant shall pay, upon demand, the cost of same to Landlord, plus a service fee equal to fifteen percent (15%) of the total annual premium cost of the policy or policies, as Additional Rent. Landlord, or an affiliate of Landlord, may act as an insurance agent or broker in such transactions and will be paid as a result of the placement of such insurance.

ARTICLE 11

REPAIRS AND MAINTENANCE

11.1 Tenant’s Repairs and Maintenance. Tenant shall, at Tenant’s sole expense, keep the Premises (both exterior and interior), utility installations, and alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundations, ceilings, roofs, floors, windows, doors, gate, roll-up doors, railings, plate glass, skylights, roof insulation, roof foil paper, landscaping, driveways, parking lots including slurry and striping, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Section 11.1(a) below. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant shall, during the term of this Agreement, keep the exterior appearance of the Building in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

(a) Service Contracts. Tenant shall, at Tenant’s sole expense, procure and maintain contracts with licensed vendors approved by Landlord, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection and/or fire suppression and/or EFS fire systems, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) driveways and parking lots, (vii) roll-up doors (viii) basic utility feed to the perimeter of the Building, and (ix) any other equipment, as required by Landlord. Tenant agrees at all times, from and after the Rent Commencement Date at its own cost and expense, to repair, replace, and maintain in good and tenantable condition, normal wear and tear excepted, the Premises and every part thereof (except that portion of the Premises to be maintained by Landlord as hereinafter provided), and including without limitation all fixtures, carpeting, interior walls, and wall coverings, floor covering, plumbing repairs, air-conditioning, and heating equipment, interior electrical repairs (including replacement of light bulbs and ballasts), carpet and other floor covering repairs, Tenant’s equipment therein, all Tenant’s signs, locks and closing devices, roll-up doors, and all window sash, blinds, casement, or frames, such items of repair, maintenance, alteration and improvement, or reconstruction as may at any time or from time to time be required by a governmental agency having jurisdiction over the Premises or any part thereof. All glass, both exterior and interior, is at the sole risk of Tenant, and any glass broken shall be promptly replaced by Tenant with glass of the same kind, size, and quality.

(b) Replacement. Subject to Tenant’s indemnification of Landlord as set forth in Sections 9.2 and 24.3, and without relieving Tenant of liability resulting from Tenant’s failure to exercise and perform maintenance practices described in Section 11.1 (a), if the items in 11.1(a) above cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Landlord, and the cost thereof shall be borne as follows: (i) if the replacement is covered under a warranty or Landlord has impounded from Tenant during the Term the cost of replacement of such item, then the cost shall be borne by Landlord up to the amount of the warranty payment or impound payments received; or (ii) if Landlord has not collected from Tenant impound reserves for the replacement of such item, or if the replacement is required before the expiration of the useful life of such item as reasonably determined by Landlord’s service contractors due to damage, misuse, failure to properly maintain, or other actions or inactions by Tenant or its agents, employees, contractors, subtenants, guests or invitees (and even though Landlord has collected impound reserves from Tenant for such replacement), then the entire cost of such replacement shall be borne by Tenant.

11.2 Landlord’s Repair and Maintenance. Subject to the provisions of Article 14, it is intended by the Parties hereto that Landlord have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Tenant. It is the intention of the Parties that the terms of this Agreement govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is in consistent with the terms of this Agreement.

11.3 Failure to Repair and/or Maintain. If Tenant refuses or neglects to make repairs and/or maintain the Premises, or any part thereof, in a manner reasonably satisfactory to Landlord, Landlord shall have the right, upon giving Tenant reasonable written notice of its election to do so, to make such repairs or perform such maintenance on behalf of and for the account of Tenant. In such event such work shall be paid for by Tenant as Additional Rental no later than ten (10) days after Tenant’s receipt of a bill therefor together with an administrative fee in an amount equal to ten percent (10%) of the costs so incurred, as well as interest thereon at the Default Rate (as defined in Section 20.6 below).

11.4 Surrender of the Premises. Upon any surrender of the Premises, Tenant shall redeliver the Premises to Landlord in good order, condition, and state of repair, ordinary wear and tear and insured casualty damage excepted. Any construction within the Premises must be approved by the appropriate governmental authorities and documented by issued permits. Any construction which is not permitted must be returned to the non-permitted state upon surrender to Landlord. All improvements made to the Premises by Tenant, including but not limited to, ceilings, rooms, light fixtures, wall coverings, floor coverings and partitions and other items comprising Tenant’s Work, but excluding Removable Personal Property, shall become, at Landlord’s sole discretion, the property of Landlord upon the expiration or earlier termination of this Agreement. Alternatively, if Landlord so conditions its consent to such improvements or if such improvements were installed without the consent of Landlord, Landlord may require Tenant to remove, at Tenant’s sole cost and expense, any and all improvements, trade fixtures and personal property, including, but not limited to, ceilings, rooms, light fixtures, wall coverings, additional or modified fire systems and related equipment such as an EFS fire system and fire pump, warehouse racking or warehouse equipment fixed to the premises, floor coverings and partitions and other items comprising Tenant’s Work, to repair any damage to the Premises caused by such removal, and to restore the Premises to substantially the condition it was in on the date of delivery of the Premises by Landlord to Tenant. Any offices removed from the Premises must be restored to substantially the same condition as they were on the date of delivery of the Premises by Landlord to Tenant and approved by Landlord. Any penetrations or attachment to the concrete slab or floor shall be filled by a method approved by the Landlord including refinishing and resealing the floor to a condition solely approved by the Landlord. Any HVAC or air conditioning equipment relocated or removed from the roof shall be replaced or reinstalled by the Tenant at Landlord’s sole discretion. All low voltage wiring shall be left in tact and not cut. All wall outlets, jacks, and plates shall be left in place and white in color. Upon the expiration or earlier termination of this Agreement, Tenant shall surrender the Premises broom clean, in good condition and repair, reasonable wear and tear and casualty damage excepted. For purposes of this Agreement and particularly this Section 11.4, “reasonable wear and tear” shall (a) not include any damage or deterioration that could have been prevented by good maintenance practice or by Tenant performing all of its maintenance, repair and replacement obligations under this Agreement, including without limitation under Section 11.1 above, and (b) mean and require that, at a minimum, there must be not less than five (5) years of remaining useful life for each of the roof of the Building, the heating, ventilating and air conditioning systems, the parking lot, and the exterior paint on the Building, as of the expiration or earlier termination of the Term, all as reasonably determined by Landlord, and all landscaping must be alive.

Should Tenant hold over in the Premises beyond the expiration or earlier termination of this Agreement, the holding over shall not constitute a renewal or extension of this Agreement or give Tenant any rights under this Agreement. In such event, Landlord may, in its sole discretion, treat Tenant as a tenant at will, subject to all of the terms and conditions in this Agreement, except that MMR shall be an amount equal to one and one-quarter (1-1/4) times the sum of MMR which was payable by Tenant for the twelve (12)-month period immediately preceding the expiration or earlier termination of this Agreement. In the event Tenant fails to surrender the Premises upon the expiration or earlier termination of this Agreement, Tenant shall indemnify and hold Landlord harmless from all loss or liability which may accrue therefrom including, without limitation, any claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender. Acceptance by Landlord of any MMR or Additional Rent after the expiration or earlier termination of this Agreement shall not constitute a consent to a hold-over hereunder, constitute acceptance of Tenant as a tenant at will, or result in a renewal of this Agreement.

Tenant is allowed to install equipment and racking. Upon surrender Tenant shall be responsible for repairing any damage to the floor to fill in any holes, using a two (2) part epoxy, approved by Landlord prior to such repair.

11.5 Landlord’s Entry. The Tenant agrees to permit the Landlord and its authorized representatives to enter the Premises In accordance with the rights set forth in Article 15 below in connection with the rights and obligations of Landlord set forth in this Article 11. No exercise by the Landlord of any rights herein reserved shall entitle Tenant to any damage for any injury or inconvenience occasioned thereby nor to any abatement of Rent. In the event Landlord makes or causes any such repairs to be made or performed, as provided for herein Tenant shall pay the cost thereof to Landlord forthwith, as Additional Rent upon receipt of a bill therefor, except for that work as provided herein which will be at the sole cost and expense of Landlord. Nothing herein contained shall imply any duty on the part of the Landlord to do any such work which, under any provision of this Agreement, Tenant may be required to do, nor shall it constitute a waiver of Tenant’s default in failing to do the same.

ARTICLE 12

IMPROVEMENTS, ALTERATIONS, AND ADDITIONS

12.1 Alterations. Tenant shall not make or suffer to be made any alterations, additions, or improvements to or of the Premises or any part thereof without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, except that Landlord’s consent shall not be required for non-structural alterations costing less than fifty thousand dollars ($50,000.00) that are not visible from the exterior of the Premises. All alterations, additions, and improvements to the Premises, including but not limited to floor coverings, wall coverings, window coverings, paneling, and built-in cabinet work, but excluding movable furniture, trade fixtures, and other unattached personal property, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises whether or not installed with Landlord’s consent. Notwithstanding the foregoing, Tenant shall, at its sole cost and expense, remove any alterations, additions, or improvements designated for removal by Landlord upon written notice given to Tenant within thirty (30) days after the termination of this Agreement. If Tenant receives any such designation at least ten (10) days before the termination of this Agreement, the removal shall be completed prior to termination. Otherwise the removal shall be completed within ten (10) days after Tenant’s receipt of Landlord’s designation. Tenant shall repair any damage to the Premises caused in connection with the removal of any items pursuant to this Article and restore all damaged areas to a condition consistent with the surrounding finish. Landlord’s consent to any alterations, additions, or improvements, when given, shall be deemed to be conditioned upon Tenant acquiring any governmental approvals or permits which may be required, all at Tenant’s sole cost and expense. All alterations, additions, and improvements shall be made by Tenant at Tenant’s sole cost and expense by licensed contractors and in compliance with all laws and regulations. If requested by Landlord, Tenant shall provide a Payment and Performance Bond for Landlord Approved Construction over One Hundred Thousand Dollars ($100,000). Each contractor must first be approved in writing by Landlord. Tenant shall cause its contractors to submit to Landlord prior to entering the Premises certificates and endorsements evidencing liability insurance meeting the requirements for Tenant’s commercial generally liability policy set forth in Article 10 hereof and workers compensation and employer’s liability coverage as required by law. Each commercial general liability policy shall name as additional insureds Landlord, Landlord’s property manager, and Landlord’s Mortgagees.

12.2 Signs and Other Displays. Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, display any signs, advertising placards, names, insignia, trademarks, descriptive material, or any similar item (i) on the exterior of the Premises, or (ii) inside the Premises within twenty-four inches (24”) of any window or exterior door. Once given, Landlord may revoke its consent upon thirty (30) days’ advance written notice. Any sign request shall be made in accordance with the application process in place at the time of the request, and all such signs shall be in compliance with all covenants and restrictions encumbering the Premises, and all conditions and requirements of all applicable governmental authorities. Prior to Landlord’s approval, Tenant shall submit to Landlord all plans and specifications for the installation of any signage. The indemnity provisions of Section 9.2 above shall apply against any loss, cost or expense (including reasonable attorneys fees) which may be sustained or incurred by Landlord, and all liability for any property damage or bodily injuries in any manner related to, Tenant’s installation, maintenance, operation or removal of any signage. Tenant agrees to pay all taxes, permit fees, insurance premiums, and repairs to the area where any signage has been installed resulting from the installation of such signage. If any sign is placed on or about the Premises without the consent of Landlord, Landlord may, if the same is not removed and any damage caused by such removal repaired by Tenant within five (5) days following written demand by Landlord that Tenant remove such signs, remove such signs and Tenant shall pay Landlord the cost of removal together with interest at the Default Rate (as defined in Section 20.6 below) from date of expenditure until payment is made in full. Tenant shall pay all such amounts within ten (10) days after Landlord invoices Tenant for such costs. Tenant shall pay all costs of permitted signs and all costs and expenses of installation, alteration, repair and maintenance of such signs. Tenant shall repair any damage which alteration, renovation or removal of its signs may cause during the Term. Tenant, at its expense, shall remove its signs from the Premises at the termination or expiration of this Agreement and repair any damage to the Premises caused by such removal.

ARTICLE 13

LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord may require, at Landlord’s sole option, that Tenant shall provide to Landlord at Tenant’s sole cost and expense a lien and completion bond in an amount equal to one and one-half (1-1/2) times any and all estimated cost of any improvements, additions, or alterations in the Premises to protect Landlord against any liability for mechanics’ and materialmen’s liens and to assure completion of the work. Tenant shall give Landlord not less than ten (10) days’ notice in writing prior to the commencement of the improvements and Landlord shall have the right to post a Notice of Non-Responsibility in or on the Premises, as provided by law, and the costs incurred by Landlord in procuring and recording such Notice of Non-Responsibility shall be immediately payable by Tenant to Landlord as Additional Rent. If Tenant disputes the correctness or validity of any claim of lien, Tenant shall, within ten (10) days after written request by Landlord, record a statutory lien release bond as will release said property from the lien claimed and thereafter renew such bond as required.

ARTICLE 14

RECONSTRUCTION

14.1 Landlord’s Right to Terminate. If the Premises are damaged by fire or other casualty, Landlord may terminate this Agreement upon written notice to Tenant given within one hundred twenty (120) days after the casualty if:

(a)	The cost of repair is not fully covered by the net proceeds of the policy for Landlord’s Property Insurance (other than any deductible or self-insured retention) that are actually received by Landlord and made available by its Mortgagees, unless within thirty (30) days after Landlord’s notice of termination, Tenant pays to Landlord the full amount of the shortfall needed to complete the repair; or

(b)	The cost of repair exceeds ten percent (10%) of the full replacement cost; or

(c)	Landlord reasonably estimates that it will take longer than 180 days to complete the repairs of the Premises.

14.2 End of Term Damage. If the Premises are materially damaged by fire or other casualty during the final two (2) years of the Term, either party may terminate this Agreement upon notice to the other given within one hundred twenty (120) days after the casualty, provided that this Agreement shall not terminate if Tenant possesses an unexercised option to extend the Term for at least two (2) years and exercises the option within thirty (30) days after the casualty. For purposes of this section, damage is “material” if the cost of repair exceeds Two Thousand Dollars ($2,000) per month remaining in the Term at the time of the casualty, with a proration for partial months.

14.3 Obligation to Repair. If this Agreement is not terminated pursuant to this Article following any casualty damage to the Premises, then Landlord shall repair, reconstruct, and restore the basic shell of the Premises only,, and Tenant shall, at its expense, replace or fully repair all Tenant’s personal property, trade fixtures, utility installations, interior improvements and alterations existing at the time of such damage. If the Premises are to be repaired in accordance with the foregoing, (i) Landlord shall make available to Tenant any portion of insurance proceeds it receives which are allocable solely to any interior improvements installed at the inception of this Agreement, and (ii) Tenant shall fully cooperate with Landlord in removing Tenant’s personal property, trade fixtures, and any debris from the Premises to facilitate the making of repairs. Landlord shall attempt in good faith to commence the repair, reconstruction, and restoration within six (6) months after the casualty, subject to force majeure, and shall prosecute the same diligently to completion. Under no circumstances shall Landlord be required to repair any casualty damage to property installed in the Premises by Tenant. Upon the substantial completion of Landlord’s repairs, Tenant shall promptly commence, at its sole cost, the repair, reconstruction, and restoration of the remainder of the Premises.

14.4 Rent Abatement. If the Premises are materially damaged by casualty (except for casualty damage caused by the negligence or intentional misconduct of Tenant or its employees, agents, or independent contractors), and as a result of the casualty all or a portion of the Premises is rendered unusable for the operation of Tenant’s business, MMR shall proportionately abate, with the abatement percentage equal to the ratio which the Rentable Area of the Premises rendered unusable bears to the total Rentable Area of the Premises immediately before the casualty. The abatement shall commence as of the date of the casualty and continue until the earlier of the date on which Tenant operates its business from the damaged area or fifteen (15) days after the substantial completion of Landlord’s repairs.

14.5 No Compensation. Except as expressly provided in this Article, Tenant shall have no claim for, and shall not be entitled to, any compensation from Landlord for damages for the loss of the use of the whole or any part of the Premises or of Tenant’s personal property, or for any inconvenience or annoyance occasioned by the damage or by any repair, reconstruction, or restoration. If this Agreement is terminated pursuant to this Article 14, Landlord shall, subject to the rights of any Mortgagees, be entitled to receive and retain all insurance proceeds resulting from or attributable to such damage or destruction, except for proceeds payable under policies obtained by Tenant which specifically insure Tenant’s personal property and trade fixtures.

14.6 Waiver of Termination Rights. Landlord and Tenant waive any statutory or common-law right to terminate this Agreement by reason of casualty damage to the Premises.

ARTICLE 15

ENTRY BY LANDLORD

Landlord may, but shall not be obligated to, enter the Premises upon reasonable notice (except in emergency, in which case no notice shall be required) and without any abatement of Rent: (a) to examine the Premises; (b) to perform any obligation or exercise any right or remedy of Landlord under this Agreement; (c) to make repairs, alterations, improvements, and additions to the Premises as Landlord deems necessary or desirable; (d) to perform work necessary to comply with laws, ordinances, rules, or the regulations of any governmental authority or of any insurance underwriter; (e) to perform work that Landlord deems necessary to prevent waste or deterioration in connection with the Premises; (f) to show the Premises to prospective or actual purchasers, tenants, Mortgagees, investors, and insurers; (g) to post notices of non-responsibility; and (h) for any other purpose permitted by law. In entering the Premises pursuant to this Article, Landlord may take thereon any reasonably required materials. Landlord may erect scaffolding and other necessary structures around and within the Premises where reasonably required by the character of any work to be performed, always providing that the entrance to the Premises shall not be blocked thereby, and further providing that Landlord shall use reasonable efforts, in light of expense and practicality, to minimize any interference with Tenant’s business. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or an eviction of Tenant from the Premises or any portion thereof. During the six (6) months prior to the expiration of the Term, Landlord may place upon the Premises leasing and/or for sale notices, which Tenant shall permit to remain without molestation.

ARTICLE 16

TAXES ON TENANT’S PROPERTY

16.1 Personal Property Taxes. Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any person, property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity hereof, but only under proper protest if requested by Tenant, Tenant shall, upon demand, repay to Landlord the taxes so levied against Landlord, or the portion of such taxes resulting from such increase in the assessment.

16.2 Real Property Taxes. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the Premises, Landlord’s right to other income therefrom, and/or Landlord’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the term of this Agreement, including but not limited to, a change in the ownership of the Premises.

16.3 Payment of Real Property Taxes. Tenant shall pay the Real Property Taxes applicable to the Premises during the term of this Agreement. Subject to Section , all such payments shall be made at least ten (10) days prior to any delinquency date. Upon Landlord request, Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid. If any such taxes shall cover any period of time prior to or after the expiration or termination of this Agreement, Tenant’s share of such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that this Agreement is in effect, and Landlord shall reimburse Tenant for any overpayment. If Tenant shall fail to pay any required Real Property Taxes, Landlord shall have the right to pay the same, and Tenant shall reimburse Landlord therefor upon demand.

16.4 Advance Payment. Notwithstanding Section 16.3 above, Landlord may, at Landlord’s option, estimate the current Real Property Taxes, and require that such taxes be paid in advance to Landlord by Tenant, either: (i) in a lump sum amount equal to the installment due, at least twenty (20) days prior to the applicable delinquency date, or (ii) monthly in advance with the payment of the MMR. If Landlord elects to require payment monthly in advance, the monthly payment shall be an amount equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which said installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes. If the amount collected by Landlord is insufficient to pay such Real Property Taxes when due, Tenant shall pay Landlord, upon demand, such additional sums as are necessary to pay such obligations. All monies paid to Landlord under this Section may be intermingled with other monies of Landlord and shall not bear interest. In the event of a Breach by Tenant in the performance of its obligations under this Agreement, then any balance of funds paid to Landlord under the provisions of this Section may, at the option of Landlord, be treated as an additional Security Deposit.

16.5 Increased Taxes. If alterations, utility installations, installation of trade or other fixtures or equipment, or any specialized improvements for the use of Tenant or the tenant improvements in the Premises, whether installed, and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “Building Standard”, then the Real Property Taxes and assessments levied against the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 16.1 above. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.

ARTICLE 17

EMINENT DOMAIN

If more than twenty-five percent (25%) of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, and/or if Landlord shall agree to sell or convey to the authority under threat, or in lieu, of condemnation, either party hereto shall have the right, at its option, to terminate this Agreement and Landlord shall be entitled to any and all income, Rent, award, or any interest therein whatsoever which may be paid or made in connection with such public or quasi-public use or purpose and Tenant shall have no claim against Landlord for all or any portion of the proceeds or for the value of any unexpired term of this Agreement. If either less than twenty-five percent (25%) of the Building is taken, or more than twenty-five percent (25%) is taken, and neither party elects to terminate as herein provided, the Rent thereafter to be paid shall be equitably reduced based upon the ratio which the square feet of floor area in the Building taken bears to the total square feet of floor area in the Building immediately before the taking.

ARTICLE 18

ESTOPPEL CERTIFICATES

18.1 Tenant Certificates. Tenant shall from time to time within ten (10) days after Landlord’s written request execute, acknowledge, and deliver an estoppel certificate certifying to Landlord and its Mortgagees, investors, and purchasers (i) that this Agreement is unmodified and in full force and effect except as stated in the certificate, (ii) that a complete copy of this Agreement and all amendments is attached to the certificate as an exhibit, (iii) the amount of Minimum Annual Rent and Additional Rent then in effect or payable, (iv) the dates through which Minimum Annual Rent and Additional Rent have been paid, (v) that no Rent has been paid in advance except as specified, (vi) that except as specified there are no uncured defaults on the part of Landlord hereunder and no events have occurred which, with the giving of notice or the passage of time or both, would constitute defaults on the part of Landlord, (vii) the dates on which Minimum Annual Rent and Additional Rent commenced to accrue, (viii) the first and last days of the Term, subject to any remaining extension options, (ix) identifying which extension options Tenant has exercised and which remain unexercised, if any, and (x) any other information reasonably requested by Landlord. Landlord and its Mortgagees, investors, and purchasers may detrimentally rely on the certificate.

18.2 Assignor Certificates. Within ten (10) days after receiving Landlord’s written request given from time to time following any assignment of the Tenant’s interest in this Agreement, each assignor, whether the named Tenant herein or any subsequent assignor, shall execute, acknowledge, and deliver to Landlord an estoppel certificate signed by the assignor containing the information required under Section 18.1 above for estoppel certificates signed by Tenant and certifying that, except as stated in the certificate, (a) the assignor remains liable for the obligations and liabilities of the Tenant under this Agreement, and (b) the assignor knows of no defenses or offsets to such obligations and liabilities. Landlord and its Mortgagees, investors, and purchasers may detrimentally rely on the certificate.

ARTICLE 19

FINANCIAL STATEMENTS

Within ten (10) days after Landlord’s written request, Tenant shall furnish Landlord with the following documents: Financial statements, including, but not limited to, balance sheets, profit and loss statements and statements of changes to financial condition, reflecting Tenant’s current financial condition in connection with an actual or proposed sale, financing or refinancing of the Premises. In the event Tenant is a publicly-traded corporation, Tenant’s last published financial information shall be deemed satisfactory.

ARTICLE 20

DEFAULTS BY TENANT

20.1 Events of Default. Tenant shall be in default under the terms of this Agreement if:

(a)	Tenant fails to make any payment of Rental (as defined in Section 20.4) within three (3) days after written notice;

(b)	Tenant commits a breach of any of its obligations under this Agreement other than the failure to make a payment of Rental, including, but not limited to, Tenant’s being in default in the prompt and full performance of any its promises, covenants, or agreements herein contained for more than a reasonable time, in no event to exceed ten (10) days, after written notice thereof from Landlord to Tenant describing the nature of the default in reasonable detail;

(c)	Tenant vacates or abandons the Premises prior to the end of the Term or any extension thereof;

(d)	Tenant makes any general assignment for the benefit of creditors;

(e)	A petition has been filed against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days);

(f)	Tenant institutes any proceedings under the Bankruptcy Code or any similar or successor statute, code, or act;

(g)	An appointed trustee or receiver takes possession of all or substantially all of Tenant’s assets or of Tenant’s assets at the Premises, or of Tenant’s interest in this Agreement, where possession is not restored to Tenant within thirty (30) days; or should all or substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Agreement have been attached or judicially seized, where the seizure is not discharged within thirty (30) days;

(h)	Tenant fails to pay its debts generally as such debts become due (excluding debts which are subject to bona fide dispute).

Any notice provided for in this Section 20.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, or any similar superseding statute.

20.2 Rights of Landlord upon Breach. Landlord may treat the occurrence of any one (1) or more of the foregoing events as a breach of this Agreement, and, in addition to any and all other rights or remedies of Landlord under this Agreement, at law or in equity, Landlord shall have the option, without further notice or demand of any kind to Tenant or any other person except as then may be required by law, to:

(a)	Declare the term ended and to re-enter and take possession of the Premises, and remove all persons therefrom;

(b)	Re-enter the Premises and occupy the whole or any part for and on account of Tenant, to the extent then permitted by California law, without declaring this Agreement terminated, and to collect any unpaid Rental and other charges which have become due and payable, or which may thereafter become due and payable; or

(c)	Even though Landlord may have re-entered the Premises pursuant to Subsection 20.2(b), to elect thereafter to terminate this Agreement and all of the rights of Tenant in or to the Premises; provided, however, that Landlord shall not be deemed to have terminated this Agreement, or the liability of Tenant to pay any Rental, by re-entering the Premises pursuant to this Section, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Agreement.

20.3 Termination of Agreement. Should Landlord elect to terminate this Agreement pursuant to the provisions of Sections 20.1 and 20.2 above, Landlord may recover from Tenant, as damages, the following:

(a)	The worth at the time of award of the unpaid Rental which had been earned at the time of termination; plus

(b)	The worth at the time of award of the amount by which the unpaid Rental which would have been earned after termination until the time of award exceeds the amount of such Rental loss that Tenant proves could have been reasonably avoided; plus

(c)	The worth at the time of award of the amount by which the unpaid Rental for the balance of the Term after the time of award exceeds the amount of Rental loss that Tenant proves could have been reasonably avoided; plus

(d)	Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Agreement or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees (including charges of in-house counsel) therefor, (ii) maintaining or preserving the Premises after any default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises, (iv) payment of leasing commissions, and (v) payment of any other costs necessary or appropriate to relet the Premises; plus (vi) at Landlord’s election, any other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the state where the Premises is situated.

As used in Subsections 20.3(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum lawful rate. As used in Subsection 20.3(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%).

20.4 Definition of Rent. The term “Rent” shall be deemed to be the MMR, Additional Rent, and all other sums required to be paid by Tenant pursuant to the terms of this Agreement, including after-accruing sums. All sums, for the purpose of calculating any amount due under the provisions of Sections 20.2(b) and 20.2(c) above, shall be computed on the basis of the average monthly amount accruing during the immediately preceding six (6) month period, except that if it becomes necessary to compute these sums before a six (6) month period has elapsed during the Term, then these sums shall be computed on the basis of the average monthly amount accruing during the shorter period.

20.5 Non-Monetary Defaults.

(a)	Notwithstanding any other provision of this Article, if the default complained of, other than a default for the payment of monies, cannot be cured within the period requiring curing as specified in Landlord’s written notice of default, then the default shall be deemed to be cured if Tenant, within the notice period, shall have commenced the curing of the default and shall thereafter diligently prosecute the same to completion, so long as (i) such cure is fully completed within one hundred twenty (120) days after the date that Landlord serves written notice to Tenant of the incident constituting the breach of this Agreement, and (ii) the continuance of which for the period required for cure will not subject Landlord or any Mortgagee to prosecution for a crime, termination or foreclosure of any Mortgage, damage to the Premises or other property, or liability for potential injury or other harm to persons or property.

(b)	In addition, Landlord shall have the right, but not the obligation, to perform on Tenant’s behalf any action necessary to cure a default by Tenant hereunder. However, such action by Landlord shall not cure Tenant’s default under this Agreement. Landlord shall charge Tenant a sum equal to the full cost of Landlord’s action plus an administrative fee of ten percent (10%) of such aggregate cost. Tenant’s failure to pay such charge within five (5) days after Landlord’s written demand therefor shall be a separate default under this Agreement, but Tenant’s payment of such charge within such five (5) day period shall cure the underlying default for which such costs were incurred by Landlord.

20.6 Default Interest. In addition to any other remedies Landlord may have under this Agreement, and without reducing or adversely affecting any of Landlord’s rights and remedies under this Article 20, if any Rental or other amounts payable hereunder by Tenant to Landlord are not paid within ten (10) days after demand therefore, the same shall bear interest at the annual rate of fifteen percent (15%) or the maximum rate permitted by law, whichever is less (the “Default Rate”), calculated monthly from the due date thereof until paid, and the amount of such interest shall be included as Additional Rent.

ARTICLE 21

DEFAULTS BY LANDLORD

21.1 Failure To Perform. If Landlord fails to perform any of the covenants, provisions, or conditions contained in this Agreement on its part to be performed within thirty (30) days after Tenant’s written notice of default to Landlord (or if more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to promptly commence performance within such thirty (30) day period and thereafter proceed diligently to cure the default), then Landlord shall be liable to Tenant for damages sustained by Tenant as a direct result of

Landlord’s breach as described below but Tenant shall not be entitled to terminate this Agreement as a result thereof or to set off any such damages against Rent otherwise due Landlord. For purposes of this Agreement, damages sustained as a direct result of Landlord’s breach shall only include the following: (a) the actual costs of replacement, repair, or restoration of Tenant’s tangible property or the tangible property of third parties for which Tenant is responsible, to the extent the damage or destruction of such tangible property occurred as a direct result of Landlord’s breach; and (b) actual damages awarded to third parties by courts of competent jurisdiction against Tenant but only to the extent such damages are directly attributable to Landlord’s breach; and all other consequential damages (including, but not limited to, damages for lost profits) are hereby expressly waived by Tenant and shall not be recoverable against Landlord. Notwithstanding anything to the contrary elsewhere in this Agreement, (i) Tenant shall be barred from asserting any claim or demand against Landlord hereunder unless Tenant commences an action thereon within six (6) months after the date of the action, omission, or event to which the claim or demand relates, and (ii) Landlord shall not be liable to Tenant for any aggregate amount greater than the value of Landlord’s interest in the Premises less the sum of all liens recorded against Landlord’s interest in the Premises from time to time.

21.2 Cure by Assignee. If any part of the Premises is at any time subject to a mortgage or a deed of trust and this Agreement or the Rental due from Tenant hereunder is assigned to a mortgagee, trustee, or beneficiary (called “Assignee” for purposes of this Article only) and Tenant is given written notice of the assignment, including the address of Assignee, then Tenant shall give written notice of any default by Landlord to Assignee simultaneously with giving such notice to Landlord, specifying the default in reasonable detail and affording Assignee thirty (30) days beyond Landlord’s cure period provided in Section 21.1 to itself cure, or commence to cure, such default(s). Tenant further agrees not to invoke any of its remedies under this Agreement until said thirty (30) days have elapsed, or during any period that such Assignee is proceeding to cure such default with due diligence, or is taking steps with due diligence to obtain the legal right to enter the Premises or adjoining property to cure the default. If and when Assignee has made performance on behalf of Landlord, the default shall be deemed cured. It is understood that the Assignee shall have the right, but not the obligation, to cure any default on the part of Landlord. Tenant agrees that if an Assignee shall succeed to the interest of Landlord under this Agreement, neither the Assignee nor its successors or assigns shall be: liable for any prior act or omission of Landlord; subject to any claims, offsets, credits or defenses which Tenant might have against any prior landlord (including Landlord); or bound by any assignment (except as otherwise expressly permitted hereunder), surrender, release, waiver, amendment or modification of this Agreement made without such Assignee’s prior written consent; or obligated to make any payment to Tenant or liable for refund of all or any part of any security deposit or other prepaid charge to Tenant held by Landlord for any purpose unless the Assignee shall have come into exclusive possession of such deposit or charge. In addition, if an Assignee shall succeed to the interest of Landlord under this Agreement, the Assignee shall have no obligation, nor incur any liability, beyond its then equity interest, if any, in the Premises.

ARTICLE 22

ASSIGNMENT AND SUBLETTING

22.1 No Assignment Without Consent. Tenant shall not transfer, assign, sublet, enter into license or concession agreements with respect to any portion of the Premises, or hypothecate this Agreement or Tenant’s interest in and to the Premises in whole or in part, or otherwise permit occupancy of all or any part of the Premises by anyone with, through or under it, without first procuring the written consent of Landlord, which may be withheld in Landlord’s sole discretion. Any attempt at a transfer shall be null and void and confer no rights upon a 3rd person. These prohibitions shall not be construed to refer to events occurring by operation of law, legal process, receivership, bankruptcy, issuance of stock to the public, or otherwise. For purposes of this Article 22, a transfer of more than 50% of the voting ownership interests of Tenant in one or a series of related transactions shall be deemed to be an assignment of this Agreement.

Anything in this Article 22 to the contrary notwithstanding, Tenant shall have the right, provided that Tenant is not in default beyond the applicable cure period, to assign or sublease all or any portion of this Agreement (i) to Tenant’s direct or remote corporate parent, (ii) to any subsidiary of Tenant or of Tenant’s direct or remote corporate parents, or (iii) to a successor to Tenant pursuant to a merger, consolidation, public offering, or a purchase of a majority of the assets or ownership interests of Tenant, without Landlord’s consent, provided that the following conditions are met:

(a)	that the proposed use is identical to Tenant’s use under this Agreement;

(b)	that the proposed use will not violate competitive restriction clauses, if any;

(c)	that total Rent payable to Landlord after such assignment or subletting will be not less than total Rent payable before such transfer, taking into account rent increases or any other factors applicable to the existing tenancy, so that Landlord does not suffer economic detriment resulting therefrom;

(d)	that all provisions of this Agreement would apply to and be ratified by the proposed transferee;

(e)	that regardless of whether such transfer of interest is denominated an assignment, sublease, or other conveyance, the obligations of Tenant pursuant to this Agreement shall not be reduced or released and Tenant shall guarantee and make good any and all obligations of the transferee arising out of this Agreement;

(f)	that the proposed transferee is not less creditworthy than the Tenant; and.

(g)	that any surrender, cancellation, or other termination of this Agreement shall, at Landlord’s option, terminate any or all subtenancies or, alternately, act as an assignment to Landlord of Tenant’s interest in such subtenancies.

Neither the transfer of Tenant’s stock to its employees pursuant to an employee stock ownership plan or other similar arrangement with one or more employees, or any transfer of Tenant’s stock by gift, bequest or inheritance shall be deemed to be a transfer of this Agreement or Tenant’s interest in the Premises requiring Landlord’s consent. Further, anything in this Article 22 to the contrary notwithstanding, Landlord acknowledges that Tenant may issue voting stock to the public through listing on a “national securities exchange” as defined in the Securities Exchange Act of 1934 or through trading on the Over-the-Counter Bulletin Board, and that such issuance and subsequent transfer of such shares and the transfer of any shares of Tenant’s shareholders in a public offering or on such exchange or Bulletin Board shall be permitted without Landlord’s consent.

Each transfer to which Landlord has consented shall be in writing, in a form reasonably satisfactory to Landlord and executed by the transferor and transferee. If Tenant entity changes in connection with a transfer, the transferee shall agree, in writing, to assume, be bound by and perform the covenants and conditions of this Agreement. Tenant shall deliver to Landlord a statement within 30 days after the end of each calendar year, and within 30 days after the expiration or earlier termination of the Term, specifying each transfer in effect during the period covered by the statement, as well as: (a) the date of the transfer document’s execution and delivery; (b) the square footage of the rentable area demised and the tenant; and (c) a computation in reasonable detail showing the rental amounts, if any, paid and payable by Tenant to Landlord for the transfer pursuant to this subsection. Tenant shall not be released from liability or relieved of its obligations, unless Landlord expressly agrees otherwise in writing. Except for transfers which do not require Landlord’ s consent, if the Minimum Annual Rent, or Additional Rent or other payment to be paid to Tenant from a transfer exceeds the Rent and Additional Rent Tenant is required to pay Landlord under this Agreement, then Tenant shall pay to Landlord 50% of the excess, less Tenant’s reasonable expenses for reletting, without prior demand, which shall be deemed Additional Rent.

Neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession, assignment or other agreement for use, occupancy or utilization for space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the part leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such proposed lease, sublease, license, concession, assignment or other agreement shall be absolutely void and ineffective as conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

22.2 No Consent to Subsequent Assignment. A consent to one (1) assignment, subletting, occupation, or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation, or use by another person. Any such assignment or subletting without such consent shall be void, and shall at the option of Landlord constitute a default under this Agreement.

22.3 Conditions to Consent. As a condition to Landlord’s prior written consent as provided for in this Article 22, (i) Tenant shall pay to Landlord a nonrefundable review fee of $500.00 plus Landlord’s reasonable legal and consultant fees and costs incurred due to the request to transfer, (ii) Tenant shall provide to Landlord such background, financial and other information as Landlord may request to evaluate the proposed transfer, (iii) the transferee(s) shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Agreement, and (iv) Tenant shall deliver to Landlord, promptly after execution, an executed copy of each transfer instrument and an agreement of said compliance by each transferee. Tenant agrees, by way of example and without limitation, that it shall not be unreasonable for Landlord to withhold its consent to a proposed assignment or subletting if (a) Landlord determines that the proposed assignee’s or subtenant’s use of the Premises conflicts with Section 1.10 or conflicts with any other provision under this Agreement; (b) Landlord determines that the proposed assignment or subletting would breach a covenant, condition or restriction in any encumbrance, financing agreement or other agreement relating to the Premises or this Agreement; or (c) an Event of Default under Article 20 has occurred and is continuing at the time of Tenant’s request for Landlord’s consent, or as of the effective date of such assignment or subletting.

22.4 No Release. Regardless of Landlord’s consent (or in circumstances where no consent may be required pursuant to Section 22.1 above), no transfer under this Article 22 by Tenant shall release or discharge Tenant from its obligations or liability under this Agreement. This Agreement shall bind any assignee, transferee or subtenant jointly with Tenant.

ARTICLE 23

BROKERS

Intentionally omitted.

ARTICLE 24

HAZARDOUS SUBSTANCES

The term “Hazardous Substances,” as used in this Agreement, shall mean (a) all chemicals, materials, or substances, whether gaseous, solid or liquid, for which the storage, handling, generation, treatment, disposal, discharge, release, transportation, or clean-up of, are subject to any federal, state, or local laws, regulations, or policies in effect during the Term of this Agreement (collectively, “Hazardous Substance Laws”), and (b) all flammables, explosives, radioactive materials, asbestos and other carcinogens, chlorinated biphenyls (PCB’s), pesticides, chemicals known to cause reproductive toxicity, petroleum and petroleum by-products and derivatives, whether or not such substances are subject to regulation under Hazardous Substance Laws. The Hazardous Substance Laws include, without limitation, the Resource Conservation and Recovery Act (RCRA), Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), Standard Amendments and Reauthorization Act (SARA), Emergency Planning and Community Right-To-Know Act (SARA Title III), Federal Clean Water Act, Federal Clean Air Act, Federal Occupational Safety and Health Act (Fed/OSHA), Toxic Substances Control Act (TSCA), Hazardous Substances Act (HSA), California Hazardous Waste Control Law, Hazardous Materials Release Response Plans and Inventory Law, California Underground Storage of Hazardous Substances Law, Aboveground Petroleum Storage Act, California Occupational, Safety, and Health Act (Cal/OSHA), Safe Drinking Water and Toxic Enforcement Act (Proposition 65), Carpenter-Presley-Tanner Hazardous Substance Account Act, the Porter-Cologne Water Quality Act and any rules promulgated by the Southern California Air Quality Management District (SCAQMD) or other governmental agencies controlling or regulating toxic substances in the air.

24.1 Tenant’s Restrictions. Tenant shall not cause or permit to occur:

(a)	Any violation of any Hazardous Substance Laws or any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising from Tenant’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

(b)	The use, generation, release, manufacture, refining, production, processing, handling, treating, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance. Tenant acknowledges and agrees that any disposal, release, or discharge of Hazardous Substances in, on, or under the Premises shall be in and of itself an unreasonable use of the Premises beyond the scope of any permissible use of the Premises.

24.2 Environmental Clean-up.

(a)	Tenant shall, at Tenant’s own expense, comply with all Hazardous Substance Laws and laws and regulations now effective or hereinafter enacted regulating the use, generation, storage, notification, transportation, release, or disposal of Hazardous Substances.

(b)	Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental agencies under the Hazardous Substance Laws.

(c)	Tenant shall provide Landlord with written notification of any spill, release or other discharge of Hazardous Substances at, on or near the Premises within twenty four (24) hours of such event.

(d)	Should any governmental agency or any third party demand that a cleanup plan be prepared and that a cleanup be undertaken because of any disposal, discharge, or release of Hazardous Substances that occurs during the term of this Agreement, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required clean-up plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans and clean-up until completed to the satisfaction of the applicable governmental agency; provided, that any such clean-up shall, at a minimum, return the Premises to the condition existing before the disposal, discharge, or release of the Hazardous Substances. Without limiting the foregoing, Tenant shall immediately remedy any violation of any of the Hazardous Substance Laws by Tenant or otherwise at or from the Premises during the Term at Tenant’s sole cost and expense, including repairing any damage to the Premises or other property caused by such violation. Tenant’s clean-up of any such disposal, discharge, or release, or Tenant’s remediation of any violation of the Hazardous Substance Laws, shall not preclude Landlord from, nor be in lieu of, the exercise by Landlord of any remedies available to Landlord for Tenant’s breach of this Agreement, including termination of this Agreement.

(e)	Tenant shall promptly provide all information regarding the use, generation, release, manufacture, refining, production, processing, handling, treating, storage, disposal or transportation of Hazardous Substances that is required by Landlord. If Tenant fails to fulfill any duty imposed under this Section within a reasonable time, Landlord may, but shall not be required to, do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Hazardous Substance Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Hazardous Substance Laws shall constitute a waiver of any of Tenant’s obligations under this Section.

(f)	Tenant shall provide Landlord, at Tenant’s sole cost and expense, copies of all correspondence with any governmental agency concerning Hazardous Substances promptly upon sending or receiving such correspondence. For purposes of this subsection, “correspondence” shall include any clean-up plans or other submittals made by Tenant to a governmental agency or any notice or other communication received from a governmental agency.

(g)	Without limiting any other rights of Landlord under this Agreement to inspect or otherwise enter the Premises, Tenant shall permit Landlord and Landlord’s agents, employees, contractors, and/or consultants to enter the Premises during regular business hours for the purposes of inspecting the Premises to insure that Tenant is complying with the Hazardous Substance Laws and the terms of this Article 24. Such inspection may, but shall not be required to, include, without limitation, any sampling and/or testing of soil or of any materials or substances on the Premises deemed necessary by Landlord. Notwithstanding the foregoing, Landlord may, but shall not be required to, enter the Premises at any time to stop the disposal, discharge, or release of any Hazardous Substances in violation of the Hazardous Substance Laws. No such inspection by Landlord shall in any way whatsoever limit, restrict, or otherwise adversely affect any right or remedy Landlord may otherwise have against Tenant under this Agreement, including, without limitation, any right or remedy provided in Article 21.1 or the indemnity provided in Section 24.3 below.

24.3 Tenant’s Indemnity. Tenant hereby indemnifies, defends, and holds harmless Landlord, the Landlord’s property manager, their respective agents and employees, and any lender or encumbrancer of all or part of the Premises and their respective officers, directors, beneficiaries, shareholders, members, partners, agents, affiliates, joint venturers, related and affiliated groups or entities, and employees from all fines, suits, procedures, claims, liabilities, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all governmental agencies under the Hazardous Substance Laws and all other environmental laws; except that Tenant shall not be liable for claims resulting from the sole active negligence or sole willful misconduct of Landlord, another party indemnified hereunder, or the agents, servants, or employees of Landlord or another indemnified party.

24.4 Survival. Tenant’s obligations and liabilities (including, without limitation, indemnities under this Article 24 shall survive the expiration of this Agreement. Nothing in this Article 24 (including, without limitation, those provisions enumerating the rights of Landlord and any action, or failure to act, thereunder) shall be deemed to be an approval or acquiescence by Landlord of any action or failure to act by Tenant in violation of any Hazardous Substance Law.

24.5 Proposition 65 Disclosure. The Premises contain chemicals known to the State of California to cause cancer and birth defects or other reproductive harm. More information on specific exposure is available at www.prop65apt.org.

ARTICLE 25

GENERAL PROVISIONS

25.1 Plats and Riders. Clauses, plats, and riders, if any, signed by the Landlord and Tenant and endorsed on or affixed to this Agreement are a part hereof.

25.2 Waiver. The waiver by Landlord of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition on any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of Rental hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Agreement other than the failure of Tenant to pay the particular Rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of the acceptance of such Rental.

25.3 Notices. Except as otherwise required by law, any notice, information, demand, request, reply, or other communication (the “Notice” for purposes of this Article only) required or permitted to be given under the provisions of this Agreement shall be given or served as set out herein. Such Notice shall be deemed sufficiently given if it is in writing and if it is (a) served in conformity with the provisions of California Code of Civil Procedure Section 1162 or any superseding statute, (b) deposited in the United States mail, certified, return receipt requested, postage prepaid or (c) sent by Express Mail, or other similar overnight service, provided proof of service is available as an ordinary business record of such overnight service. All Notices shall be addressed to the parties at the addresses set forth below their signatures on the signature page hereof. Any Notice personally served shall be effective as of the date of service. Any Notice sent by mail shall be deemed given as of the earlier of (i) actual receipt or (ii) two (2) business days following the date of deposit in the mail. Any Notice sent by Express Mail, or as otherwise provided in clause (c), shall be deemed given upon the date set forth on the proof of delivery. Either party may, by written Notice to the other in the manner specified herein, specify an address within the state where the Premises is located for Notices, for payments and reports, in lieu of the address set forth on the signature page hereof.

25.4 Obligation of Tenants and Agents. If there be more than one Tenant, the obligations hereunder imposed upon Tenants shall be joint and several, and each Tenant or Tenant’s representative signing this Agreement warrants and agrees that each Tenant is the agent of, and has authority to bind, every other Tenant. If Tenant is a business entity, each individual executing this Agreement on behalf of such entity represents he or she is duly empowered and authorized to execute this Agreement on behalf of such entity.

25.5 Marginal Headings. The marginal headings and Article titles to the Articles of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof.

25.6 Time. Time is of the essence of this Agreement and each and all of its provisions in which performance is a factor.

25.7 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators, and assigns of the parties hereto.

25.8 Recordation. Neither Landlord nor Tenant shall record this Agreement or a short form memorandum hereof without the prior written consent of the Landlord.

25.9 Prior Agreements. This Agreement contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

25.10 Inability to Perform. This Agreement and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, inclement weather, acts of God, or any other cause beyond the reasonable control of Landlord.

25.11 Attorneys’ Fees. In the event that at any time after the date of execution of this Agreement, either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Agreement, or to any default hereunder, the party not prevailing in the action or proceeding shall reimburse the prevailing party for the reasonable expenses of its attorneys’ fees (including charges of in-house counsel) and all costs or disbursements incurred therein by the prevailing party including, without limitation, any fees, costs, or disbursements incurred on any appeal from the action or proceeding.

25.12 Sale of Premises by Landlord. In the event of any sale of the Building, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Agreement arising out of any act, occurrence, or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Agreement.

25.13 Subordination, Attornment. Tenant shall, upon Landlord’s request, subordinate this Agreement to any mortgage or deed of trust placed by Landlord upon the Premises, or the Building; provided, that such mortgage or deed of trust, by its terms or by separate written agreement with Tenant, provides that if Tenant is not then in default under this Agreement past the applicable cure period, this Agreement shall not terminate as a result of the foreclosure of such mortgage or deed of trust, and Tenant’s rights under this Agreement shall continue in full force and effect and Tenant’s possession of the Premises shall be undisturbed except in accordance with the provisions of this Agreement. Tenant will, upon request of the holder of the mortgage or deed of trust, be a party to such an agreement, if such agreement does not materially alter or modify this Agreement, and will agree that if such holder of the mortgage or deed of trust succeeds to the interest of Landlord, Tenant will attorn to such holder of the mortgage or deed of trust (or successor-in-interest of the holder of the mortgage or deed of trust) as its landlord under the terms of this Agreement. In the event that the holder of a mortgage or deed of trust notifies Tenant of a default under the mortgage or deed of trust and demands that Tenant pay its rent and all other sums due under this Agreement to such holder or its assignee, Tenant shall honor such demand without inquiry and pay its rent and all other sums due under this Agreement directly to the holder, its assignee or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Landlord.

25.14 Severability. Any provision of this Agreement which shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision hereof and such other provision shall remain in full force and effect.

25.15 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

25.16 Easements. Landlord reserves the right to grant such easements, rights, or dedications as may be necessary or convenient, and Tenant agrees that its leasehold interest shall be subordinate to any such interests granted. Tenant shall execute any documents as may be required to effectuate the purposes of this Section.

25.17 Choice of Law. This Agreement shall be governed by the laws of the State of California.

25.18 Exhibits. Exhibits A and B are attached to and incorporated into this Agreement by reference.

25.19 Execution of Agreement - No Option: The submission of this Agreement to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest by Tenant in, the Premises. Execution of this Agreement by Tenant and return to Landlord shall not be binding upon Landlord notwithstanding any time interval, until Landlord has in fact executed and delivered this Agreement to Tenant.

25.20 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF CLAIMS ARISING ONLY OUT OF THE NON-PAYMENT OF RENT AND ADDITIONAL CHARGES DUE PURSUANT TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

             Landlord’s Initials              Tenant’s Initials

Any disputes arising between Landlord and Tenant shall be subject to resolution in accordance with this Section 25.20. In the event of such a dispute, the parties shall first attempt to resolve the same through good faith direct discussions. In the event that either party determines that a dispute under this Agreement cannot be resolved by good faith direct discussions, then such dispute shall be resolved by judicial reference as provided for in Part 2, Title 8, Chapter 6 of the California Code of Civil Procedure (“Reference Proceeding”). In connection therewith, the parties agree as follows: (i) should the parties not be able to agree upon a referee, either party may make application to the Orange County Superior Court for the appointment thereof; (ii) Landlord and Tenant shall, initially, share equally the cost of the Reference Proceeding, which shall include the cost of the referee and, upon either party’s election, the cost of a certified shorthand reporter; and, (iii) the referee shall have the discretion to award the aforementioned costs to the prevailing party pursuant to Section 25.11 (Attorneys’ Fees) of this Agreement. Furthermore, the referee shall not have the power to award punitive damages nor any other damages against a party that are not expressly provided for in this Agreement. It is expressly understood and agreed that the provisions set forth in this Section 25.20 (relating to a Reference Proceeding) shall not apply to an unlawful detainer action.

ARTICLE 26

RULES AND REGULATIONS

26.1 No sign, placard, picture, advertisement, name, or notice shall be inscribed, displayed, printed, or affixed on or to any part of the outside or inside of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name, or notice without notice to and at the expense of Tenant.

26.2 All approved signs or lettering on doors shall be printed, painted, affixed, or inscribed at the expense of Tenant by a person approved of by Landlord.

26.3 Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition, or wall which may appear unsightly from outside the Premises; provided, however, that Landlord may furnish and install a Building standard window covering at all exterior windows. Tenant shall not in any way deface the Premises or any part thereof. Tenant shall not, without prior written consent of Landlord, cause or otherwise sunscreen any window.

26.4 The sidewalks, halls, passages, exits, entrances, elevators, and stairways shall not be obstructed by Tenant or used by for any purpose other than for ingress and egress from the Premises.

26.5 The toilet rooms, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees, or invitees shall have caused it.

26.6 Tenant shall not overload the floor of the Premises.

26.7 No furniture, freight, or equipment outside the ordinary course of business shall be brought into the Building without prior notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord reasonably shall designate. Landlord shall have the right to prescribe the weight, size, and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to distribute the weight properly. Landlord shall not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

26.8 Tenant shall not use, keep, or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants or neighbors of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants, neighbors or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building.

26.9 The Premises or adjacent common areas may not be used for washing clothes, for lodging, or for any improper, objectionable, or immoral purposes.

26.10 Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord or reasonably approved by Landlord.

26.11 Landlord shall direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes, and other office equipment affixed to the Premises shall be subject to the reasonable approval of Landlord.

26.12 On Saturdays, Sundays, and legal holidays, and on other days between the hours of 6:00 p.m. and 8:00 a.m. the following day, access to the Premises or to the halls, corridors, elevators, or stairways in the Building may be refused unless the person seeking access is known to the person or employee in charge of the Premises and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission or exclusion from the Premises of any person or persons. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Premises during the continuance of the same by closing of the doors or otherwise, for the safety of the tenants and protection of property.

26.13 Landlord reserves the right to exclude or expel from the Premises any person who in the judgment of Landlord is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Premises.

26.14 Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Premises.

26.15 Tenant shall not disturb, solicit, or canvass any occupant of the Premises and shall cooperate to prevent same.

26.16 Without the written consent of Landlord, Tenant shall not use the name of the Premises in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

26.17 Landlord shall have the right to control and operate the public portions of the Premises and the public facilities and heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

26.18 Without the written consent of Landlord, Tenant shall not conduct any auction, fire sale, tent sale, going-out-of-business sale, or similar activity upon the Premises.

26.19 Smoking will only be permitted in designated areas and shall not be permitted with 30 feet of the Building entrances. IN NO EVENT MAY ANY SMOKING OCCUR WITHIN THE BUILDING.

26.20 Use of portable electric heaters and toasters are prohibited.

Remainder of Page Blank – Signatures Follow

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement on the day and year first above written.

“Landlord” Amnet Holdings, LLC, a California limited liability company By: Hezy Shaked Manager	“Tenant” World of Jeans & Tops, a California corporation By: Daniel Griesemer President & CEO